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                                                                    EXHIBIT 4.2

THIS DEBENTURE HAS BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, OR ANY STATE SECURITIES ACT. THIS DEBENTURE MUST BE HELD INDEFINITELY AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS MAKER RECEIVES AN OPINION OF COUNSEL, OR OTHER EVIDENCE, REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACTS.

             ELECTRONICS ACCESSORY SPECIALISTS INTERNATIONAL, INC.


                       FORM OF 12% CONVERTIBLE DEBENTURE

$________________                                  ______________________, 1996


         FOR VALUE RECEIVED, the undersigned, Electronics Accessory Specialists International, Inc., a Delaware corporation ("Maker"), hereby promises to pay to the order of ____________________________ ("Payee"), the principal sum of ____________________ ($____________), together with interest thereon which shall accrue at a rate equal to twelve percent (12%) per annum. The interest on this Debenture shall be due and payable on March 31, June 30, September 30 and December 31 of each year (the "Quarterly Payment Dates"), commencing on _____________ and continuing until the Debenture has been paid in full. The principal, together with all accrued but unpaid interest hereon shall be due and payable in twenty (20) equal quarterly installments on each of the Quarterly Payment Dates, beginning on the second anniversary of the date hereof with the final payment being due and payable on ________. All payments on this Debenture shall be due and payable in lawful money of the United States of America.

THIS DEBENTURE IS ONE DEBENTURE OF A SERIES OF DEBENTURES OF EVEN DATE
HEREWITH.

         1. Prepayments. Subject to the conversion rights set forth in paragraph 3 below, at the option of Maker, the unpaid principal balance of this Debenture may be prepaid in whole together with all accrued but unpaid interest at any time upon thirty (30) days notice to Payee.

         2. IPO Redemption Option. Unless prepaid by Maker as provided herein, at the option of the holder of this Debenture (the "IPO Redemption Option"), this Debenture will be redeemed, in whole or in part, at the closing (the "Closing") of an initial public offering (the "IPO") of the Maker's common stock, par value $0.01 per share (the "Common Stock"). Maker shall give written notice to the holder of this Debenture at least thirty (30) days prior to the date of Closing (the "Closing Date"). The redemption shall be made at the redemption price equal to 100% of the principal amount of the Debentures to be redeemed, plus accrued interest, if any, to the date of the Closing; provided that the IPO Redemption Option will terminate at the close of business on the Closing Date and will be lost if not exercised at that time. The IPO Redemption Option may be exercised separately or in conjunction with the conversion right set forth in paragraph 3 of this Debenture.
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         3. Conversion.

                  (a) Unless prepaid by Maker as provided herein, sixty percent (60%) of the outstanding principal balance of this Debenture is convertible, at the option of the holder of this Debenture, into Common Stock on the Closing Date at the rate of one share of Common Stock for each $170.00 of principal of this Debenture (but just the sixty percent (60%) convertible portion thereof); provided, however, that to the extent that the equity/debt financing pursuant to which this Debenture was issued is finished at a price for the equity of less than $170 per share, then the $170 conversion price shall be adjusted downward to such lower price; provided further, however, that the right to convert the Debenture will terminate at the close of business on the Closing Date and will be lost if not exercised prior to that time.

                  (b) In order to exercise the conversion privilege, the holder of this Debenture shall: (i) surrender this Debenture to Maker with the form for conversion the form of which is attached hereto as Exhibit A, duly executed; and (ii) execute and deliver to Maker a signature page to the Stockholders Agreement of the Company, as may be amended from time to time (the "Stockholders Agreement"), in the form attached hereto as Exhibit B, no sooner than twenty (20) days and no later than five (5) days prior to the proposed Closing Date. If the Common Stock into which this Debenture is convertible is to be issued in a name or names other than that of Payee, the Debenture must be accompanied by proper assignment. If the Debenture is not prepaid prior to the Closing Date, Maker will promptly after the Closing Date issue to the holder of the Debenture the shares of Common Stock into which this Debenture is convertible. Maker shall furnish to the holder of this Debenture, upon written request, a copy of the Stockholders Agreement.

         4. Events of Default and Remedies. At the option of the holder of this Debenture, the entire amount of the unpaid balance of this Debenture, shall immediately become due and payable upon the occurrence of one or more of the following events of default ("Events of Default"):

                  (a) Failure of Maker to make any payment on this Debenture as and when the same becomes due and payable in accordance with the terms hereof, and such failure continues for a period of (30) days after the receipt by Maker of written notice from Payee of the occurrence of such failure; or

                  (b) Maker shall (i) become insolvent, (ii) voluntarily seek, consent to or acquiesce in the benefit or benefits of any Debtor Relief Law (as hereinafter defined) or (iii) become party to (or be made the subject of) any proceeding provided by any Debtor Relief Law, other than as a creditor or claimant, that could suspend or otherwise adversely affect the rights of Payee granted hereunder (unless in the event such proceeding is involuntary, the petition instituting the same is dismissed within 90 days of the filing of same). As used herein, the term "Debtor Relief Law" means the Bankruptcy Code of the United States of America and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.


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         In the event any one or more of the Events of Default specified above shall have happened, the holder of this Debenture may proceed to protect and enforce its rights either by suit in equity or by action at law, or by other appropriate proceedings, whether for the specific performance of any covenant or agreement contained in this Debenture or in aid of the exercise of any power or right granted by this Debenture, or to enforce any other legal or equitable right of the holder of this Debenture.

         5. Cumulative Rights. No delay on the part of the holder of this Debenture in the exercise of any power or right under this Debenture, or under any other instrument executed pursuant hereto, shall operate as a waiver thereof, nor shall a single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other right or power hereunder. Enforcement by the holder of this Debenture of any security for the payment hereof shall not constitute any election by it of remedies so as to preclude the exercise of any other remedy available to it.

         6. Waiver. Except as otherwise specifically provided for herein, Maker, and each security, endorser, guarantor and other party ever liable for the payment of any sum of money payable on this Debenture, jointly and severally waive demand, presentment, protest, notice of non-payment, notice of intention to accelerate, notice of protest and any and all lack of diligence or delay in collection or the filing of suit hereon which may occur, and agree that their liability on this Debenture shall not be affected by any renewal or extension in the time of payment hereof, by any indulgences, or by any release or change in any security for the payment of this Debenture; and hereby consent in any and all renewals, extensions, indulgences, releases or changes, regardless of the number of such renewals, extensions, indulgences, releases or changes.

         7. Subordination. Notwithstanding anything herein to the contrary, the payment of principal and interest on this Debenture shall be subordinate and junior to the prior payment of the indebtedness of Maker now existing or hereafter created constituting borrowed money from financial institutions or lenders approved by the Board of Directors of Maker and designated as being senior to this Debenture (but only to the extent so designated), together with all obligations issued in renewal, deferral, extension, refunding, amendment or modification of any such indebtedness (collectively, the "Senior Indebtedness"). Accordingly, as a condition of accepting this Debenture, the holder of this Debenture hereby irrevocably appoints the officers of Maker, or any of them, as its power-of-attorney to execute and deliver any subordination agreement required by any holder of Senior Indebtedness. If any payment or distribution shall be received in respect of this Debenture in contravention of the terms of this Section 7, such payment or distribution shall be held in trust for the holders of the Senior Indebtedness, and shall be immediately delivered to such holders in the same form as received.

         8. Attorneys' Fees and Costs. In the event an Event of Default shall occur, and in the event that thereafter this Debenture is placed in the hands of any attorney for collection, or in the event this Debenture is collected in whole or in part through legal proceedings of any nature, then and in any such case Maker promises to pay all costs of collection, including, but not limited to, reasonable attorneys' fees and court costs incurred by the holder hereof on account of such collection, whether or not suit is filed.

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         9. Successors and Assigns. All of the covenants, stipulations, promises and agreements in this Debenture made by or on behalf of Maker shall bind its successors and assigns, whether so expressed or not; provided, however, that Maker may not, without the prior written consent of Payee, assign any of its rights, powers, duties or obligations under this Debenture.

         10. Maximum Interest. Regardless of any provision contained herein, Maker shall never be required to pay and the holder hereof shall never be entitled to receive, collect or apply as interest hereon, any amount in excess of the highest lawful interest rate permitted under applicable law, and in the event the holder hereof receives, collects or applies, as interest, any such excess, such amounts which would be excessive interest shall be deemed a partial prepayment of principal and treated hereunder as such for all purposes; and, if the principal hereof is paid in full, any remaining excess shall be refunded to Maker. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the highest lawful interest rate, Maker and the holder hereof shall, to the maximum extent permitted under applicable law (a) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (b) exclude prepayments and the effects thereof, and
(c) pro rate, allocate and spread the total amount of interest throughout the entire contemplated term hereof; provided that if the indebtedness evidenced hereby is paid and performed in full prior to the end of the full contemplated term hereof, and if the interest received for the actual period of existence thereof exceeds the highest lawful interest rate, the holder shall either apply as principal reduction or refund to Maker the amount of such excess, and in such event, the holder shall not be subject to any penalties provided by any laws for contracting for, charging or receiving interest in excess of the highest lawful interest rate.

         11. Restrictions on Transferability. By taking this Debenture, the Payee hereof acknowledges that (a) this Debenture has been acquired for investment and has not been registered under the Securities Act of 1933, as amended (the "Securities Act") or any state securities act, (b) this Debenture must be held indefinitely unless subsequent disposition thereof is registered under the Securities Act and all applicable state securities laws or unless an exemption from such registration is available, or unless the Maker receives an opinion of counsel, or other evidence, reasonably satisfactory to Maker stating that such disposition is made in compliance with an exemption from such registration, and prospectus delivery requirements, (c) Maker hereby informs Payee that it has made a notation on its transfer books to such effect; and (d) that the shares of Common Stock underlying this Debenture will be acquired for investment and have not been registered under the Securities Act or any state securities act, and are subject to restrictions as provided in such laws and as provided in the Stockholders Agreement.

         12. Governing Law. This Debenture shall be governed by and construed in accordance with the substantive laws (but not the rules governing conflicts of laws) of the State of Delaware.

         13. Notice. Any notice or demand given hereunder by the holder hereof shall be deemed to have been given and received (a) when actually received by Maker, if delivered in person, or (b) if mailed, on the earlier of the date actually received or (whether ever received or not) three Business Days (as hereinafter defined) after a letter containing such notice, certified or registered with postage prepaid, addressed to Maker, is deposited in the United States mail. The address of

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Maker is 5528 Eubank Boulevard, N.E., Suite 3, Albuquerque, New Mexico 87111,
or such other address as Maker shall advise the holder hereof by certified or registered letter by this same procedure. "Business Day" means every day which is not a Saturday, Sunday or legal holiday.

         14. Severability. In case any one or more of the provisions contained in this Debenture shall for any reason be held to be invalid, illegal and unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

         EXECUTED as of the date set forth above.

                                             MAKER:

                                             ELECTRONICS ACCESSORY SPECIALISTS
                                             INTERNATIONAL, INC.


                                             By:
                                                -------------------------------
                                                       Charles R. Mollo
                                                    Chief Executive Officer

Agreed to and accepted as
of the date first above
written:



---------------------------------------
(entity or individual name)


By:
   ------------------------------------
Title:
      ---------------------------------
             (if applicable)


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